EXHIBIT 4(a)

HANGER ORTHOPEDIC GROUP, INC.
AMENDED AND RESTATED
2002 STOCK INCENTIVE PLAN

        (As amended by the Board of Directors on March 23, 2006 and ratified by shareholders on May 12, 2006)

    1.        Purpose. The purpose of the Amended and Restated 2002 Stock Incentive Plan (the “Plan”) of Hanger Orthopedic Group, Inc. (the “Company”) is to make shares of the common stock, $.01 par value per share (the “Stock”), of the Company available for issuance as restricted stock and/or for purchase under stock options granted to selected officers and key employees of the Company or subsidiaries of the Company, upon terms which will give them an added incentive to continue service with the Company and a more direct interest in the future success of its operations. The options granted hereunder shall be either incentive stock options (“ISOs”) within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options (“NQSOs”). ISOs and NQSOs collectively are referred to hereinafter as “Options.”

    2.        Administration.

    (a)              The Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) composed of not less than three directors of the Company, who shall be appointed by and serve at the pleasure of the Board. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee. Each member of the Committee shall be ineligible to be granted Options or shares of restricted Stock under the Plan and shall otherwise be a “disinterested person” within the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended. The Committee shall keep minutes of its meetings.

    (b)              Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and power to determine the employees to whom Options and shares of restricted Stock shall be granted, the number of shares of Stock to be included in each Option, the number of shares of Stock to be included in each grant of restricted Stock, the exercise price at which the shares of Stock included under an Option may be purchased, the Option period and time(s) and manner of exercise, whether the Option shall be an ISO or a NQSO, and the restrictions applicable to any and all shares of restricted stock granted under this Plan. All decisions of the Committee may be reviewed by the Board and modified or overruled within ten (10) days after the date of the Committee’s decision; provided, however, that the Board shall have no power to modify or overrule a decision of the Committee with respect to the grant of an Option or the grant of restricted shares of Stock once the Committee has made a grant of such Option and/or restricted shares of Stock pursuant to this Plan. Nothing contained in this Plan shall be construed to give any employee the right to be granted an Option or issued restricted shares of Stock or to insist upon the inclusion of any term or condition in any grant of any Option or any grant of restricted shares, except such as may be authorized by the Committee. The Committee shall have the authority and power to adopt such rules and regulations and to take such action as it shall consider advisable for the administration of this Plan. The Committee shall have the authority and power to construe, interpret and administer this Plan, and the decisions of the Committee shall be final and binding upon the Company, its employees, Option holders, holders of unvested restricted shares of Stock, and all other persons. No member of the Committee shall incur any liability by reason of any action or determination made in good faith with respect to this Plan or any Option or the grant of any restricted shares under this Plan.

    3.        Participation.

    (a)              Eligible Employees. Selected officers and key employees of the Company or subsidiaries of the Company who are, in the sole opinion of the Committee, from time to time primarily responsible for the management of, or in a position to contribute materially to the growth and financial success of the Company and its subsidiaries (including employees who are members of the Board) shall be eligible to receive Options to purchase Stock under the Plan and shares of Stock subject to vesting periods as determined by the Committee; provided, however, that no member of the Committee may be granted Options or shares of restricted Stock under this Plan. From such eligible employees, the Committee shall from time to time choose those to whom Options and/or restricted shares of Stock shall be granted. The Committee shall determine the number of shares of Stock subject to each such Option and grant of restricted shares, whether the Option is an ISO or NQSO, and the terms and provisions of the agreements relating to each such Option and each such grant of restricted shares of Stock under this Plan. An employee who has been granted an Option and/or restricted shares of Stock under this Plan may, if he or she is otherwise eligible, be granted an additional Option or Options and/or granted additional restricted shares of Stock if the Committee shall so determine.

(b) Limitations.

    (i)               Except as permitted below, no ISO may be granted under the Plan to any employee who, immediately before the granting of such ISO, owns directly or indirectly Stock possessing more than 10 percent of the total combined voting power or value of all classes of capital stock of the Company. An ISO may be granted to an employee in excess of the 10 percent limit if such ISO has an exercise price of at least 110 percent of the fair market value of the Stock subject to such ISO on the date of grant and if such ISO by its terms is not exercisable after the expiration of five years from the date such ISO is granted.

    (ii)               The aggregate fair market value (determined as of the time an ISO is granted) of the Stock for which any employee may be granted ISOs in any calendar year (under this Plan and all other incentive stock option plans of the employer corporation and its parent and subsidiary corporations, if any) may exceed $100,000; provided, however, that the amount (valued at the time of grant) of an ISO that vests in any one calendar year may not exceed $100,000.

    4.        Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement (“Option Agreement”) which shall be entered into by the Company and the employee to whom the Option is granted (the “Option Holder”), and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.

    (a)              Price. The price at which each share of Stock covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Agreement. In no event shall the price be less than 100 percent of the Fair Market Value of the Stock on the date prior to the date the Option is granted. “Fair Market Value” means (i) if the Stock is listed on a national securities exchange, the last sale price of the Stock as reported by the consolidated tape of such exchange on the date prior to the date of grant of the Option, or, if there is no Stock transaction on such date, on the immediately preceding date on which there is a Stock transaction; (ii) if the Stock is included in the NASDAQ National Market System, the last sale price of the Stock as reported thereby on the date prior to the date of grant of the Option or, if there is no Stock transaction on such date, on the immediately preceding date on which there is a Stock transaction; or (iii) if the Stock is not listed on a national securities exchange or included in the NASDAQ National Market System, the mean of the highest and lowest bid prices for the Stock in the over-the-counter market on the date prior to the date of grant of the Option or the value determined to be fair and reasonable by the Committee.

    (b)              Duration of Options. Each Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder. Such period must end, in all cases, not more than 10 years from the date such Option is granted. An ISO shall be treated as outstanding until it is exercised in full or expires by reason of time.

    (c)              Transferability. Each Option Agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution and that such Option is exercisable during the Option Holder’s lifetime only by such Option Holder.

    (d)              Nature and Exercise of, and Payment for, Option. Each Option Agreement shall specify whether the Option is an ISO or NQSO and shall provide that the method for exercising the Option granted therein shall be by delivery to the Company of written notice specifying the number of shares of Stock with respect to which such Option is exercised. If requested by the Company, such notice shall contain the Option Holder’s representation that he is purchasing the Stock for investment purposes only and his agreement not to sell any Stock so purchased in any manner which is in violation of the Securities Act of 1933, as amended, or any applicable state law. Such restrictions, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place at the principal offices of the Company within 20 days following delivery of such notice. The purchase price of Stock upon exercise of any Option shall be paid in full (a) in cash, (b) in Stock valued at its Fair Market Value on the date of exercise of the Option, or (c) by a combination of (a) and (b), in the manner provided in the Option Agreement. Certificates for such shares of Stock tendered in payment shall be in a form for good delivery and, if the certificates were issued pursuant to the exercise of an ISO, the Option Holder must have held the tendered shares for at least one year.

(e) Date of Grant. An Option shall be considered as having been granted on the date the Committee decides to grant the Option.

    (f)              Notice of placeCitySale of Stock; Withholding. Each Option Agreement shall provide (i) that the Option Holder shall notify the Company in writing if Stock acquired under an ISO is “disposed of” within the meaning of Section 422A of the Code within two years after the date of the grant of the ISO or within one year after the transfer of such Stock to the Option Holder; and (ii) that if the Option Holder does “dispose of” Stock within such period, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

    5.        Restricted Stock Agreements. Each restricted share of Stock issued under this Plan shall be evidenced by a written restricted stock agreement (“Restricted Stock Agreement”) which shall be entered into by the Company and the employee to whom the shares of restricted Stock are granted (the “Restricted Stock Holder”), and which shall contain such terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case, including but not limited to vesting periods and other restrictions applicable to such shares of Stock, restrictions on transferability prior to the expiration of such vesting periods and any other restrictions imposed by the Committee on such shares and any conditions relating to minimum periods of continuing service to and employment by the Company. Restricted Stock awards granted under the Plan will be subject to vesting requirements as follows: (i) the minimum performance period for performance-based awards will be one year; and (ii) time-based awards will vest ratably over a period of at least three years.

    6.        The Stock. The total number of shares of Stock as to which Options and restricted shares of Stock may be granted under this Plan shall not exceed 4,200,000 in the aggregate, except as such number of shares shall be adjusted in accordance with the provisions of Section 7 hereof. If any outstanding Option under the Plan shall expire or be terminated for any reason before the end of the 10-year period during which Options may be granted hereunder and/or if any restrictions applicable to any shares of Stock granted under this Plan have not been satisfied prior to date of termination of employment with the Company of Restricted Stock Holder, then the shares of Stock allocable to the unexercised portion of such Option and the shares of Stock allocable to the portion of such restricted shares as to which the restrictions have not been satisfied, may again be included in an Option or be available for grant as restricted shares of Stock under the Plan. The Company shall at all times retain as authorized and unissued Stock at least the number of shares from time to time included in outstanding Options and grants of restricted shares of Stock under this Plan, or otherwise assure itself of its ability to perform its obligations under this Plan.

    7.        Adjustments.

    (a)              Adjustments by Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock, or change in any way the rights and privileges of such shares, by means of the payment of a Stock dividend or the making of any other distribution upon such shares payable in Stock, or through a Stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Stock, then the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non-assessable at the time of such occurrence: (i) the shares of Stock as to which Options and restricted shares may be granted under the Plan; (ii) the maximum number of shares of Stock with respect to which an employee may receive an Option hereunder; and (iii) the shares of Stock then included in each outstanding Option granted hereunder.

    (b)              Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to each Option Holder then holding an Option hereunder upon exercise thereof and each Restricted Stock Holder upon the satisfaction of all restrictions and terms applicable to such shares.

    (c)              Apportionment of Price. Upon any occurrence described in the preceding subsections (a) and (b) of this Section 7, the total Option price under any then outstanding Option shall remain unchanged but shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other property subject to the Option.

    (d)              Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be added to the number of shares then underlying each outstanding Option the Stock or other securities which the Option Holder would have been entitled to subscribe for if immediately prior to such grant the Option Holder had exercised his entire Option, and the Option price shall be increased by the amount which would have been payable by the Option Holder for such Stock or other securities.

    (e)              Determination by the Committee, Etc. Adjustments under this Section 7 shall be made by the Committee, whose determinations with regard thereto shall be final and binding. No fractional shares of Stock shall be issued on account of any such adjustment.

    8.        Merger, Consolidation, Etc.

    (a)              Effect of Transaction. Upon the occurrence of any of the following events, if the notice required by Section 8(b) hereof shall have first been given, this Plan and all Options then outstanding under it and all restricted shares issued hereunder as to which the applicable restrictions have not been satisfied prior to that time shall automatically terminate as to the Options and shall automatically be forfeited back to the Company as to such restricted shares of Stock and, in each case, be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Committee, the Board or the Company: (i) the merger, consolidation or liquidation of the Company or the acquisition of its assets or stock pursuant to a nontaxable reorganization, unless the surviving or acquiring corporation, as the case may be, shall assume the outstanding Options or shall assume the restricted shares of Stock or shall substitute new options and/or new restricted shares for them pursuant to Section 425(a) of the Code; (ii) the dissolution or liquidation of the Company; (iii) the appointment of a receiver for all or substantially all of the Company’s assets or business; (iv) the appointment of a trustee for the Company after a petition has been filed for the Company’s reorganization under applicable statutes; or (v) the sale, lease or exchange of all or substantially all of the Company’s assets and business.

    (b)              Notice of Such Occurrences. At least 30 days’ prior written notice of any event described in Section 8(a) hereof, except the transactions described in subsections 8(a)(iii) and (iv) as to which no notice shall be required, shall be given by the Company to each Option Holder and each Restricted Stock Holder theretofore granted an Option or issued restricted shares of Stock under this Plan. The Option Holders and Restricted Stock Holders so notified may exercise their Options and have all restrictions on their restricted shares removed at any time before the occurrence of the event requiring the giving of notice, regardless of whether all conditions of exercise relating to continuation of employment for specified periods of time have been satisfied. Such notice shall be deemed to have been given when delivered personally to an Option Holder and/or a Restricted Stock Holder, as applicable, or when mailed to an Option Holder and/or a Restricted Stock Holder, as applicable, by registered or certified mail, postage prepaid, at such holder’s last address known to the Company.

    9.        Expiration. The Plan shall terminate whenever the Board adopts a resolution to that effect. If not sooner terminated under the preceding sentence hereof, the Plan shall wholly cease and expire 10 years from the effective date hereof. After termination, no Options nor restricted shares shall be granted under the Plan, but the Company shall continue to recognize Options and restricted shares previously granted.

    10.       General Provisions.

    (a)              Amendments, Etc. The Board may from time to time amend, modify, suspend or terminate this Plan. Nevertheless, no such amendment, modification, suspension or termination shall (i) impair any Option theretofore granted under this Plan or deprive any Option Holder of any shares of Stock which he may have acquired through or as a result of the Plan, (ii) impair any restricted shares of Stock theretofore granted under this Plan or deprive any Restricted Stock Holder of any restricted shares of Stock which he or she may have acquired through or as a result of this Plan or (iii) be made without the approval of the shareholders of the Company where such change would (A) materially increase the benefits accruing to Option Holders and/or Restricted Stock Holders under this Plan, (B) materially increase the total number of shares of Stock which may be issued under this Plan, or (C) materially modify the requirements as to eligibility for participation in this Plan.

    (b)              Qualification under Internal Revenue Code. The Company intends that all ISOs granted under this Plan shall constitute incentive stock options within the meaning of Section 422A of the Code and this Plan shall be construed and administered in order to effect such intention.

(c) Treatment of Proceeds. Proceeds from the sale of Stock pursuant to Options granted under this Plan and/or restricted shares granted under this Plan shall constitute general funds of the Company.

    (d)              Effective Date. The effective date of the Plan shall be May 30, 2002, being the date on which Plan was approved by the by shareholders of the Company; provided, however, that the effective date of the amendment to the Plan permitting the granting of restricted shares of Stock under the Plan shall be May 30, 2003, being the date on which the shareholders of the Company approved the amendment to the Plan to permit the granting of restricted shares of Stock under the Plan. ISOs previously granted under the Company’s 1991 Stock Option Plan and outstanding as of the May 30, 2002 effective date of this Plan shall continue to be governed by the terms of the Option Agreements entered into in connection with such ISOs.

(e) Paragraph Headings. The paragraph headings are included herein only for convenience and they shall have no effect on the interpretation of the Plan.

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